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                                                                  EXHIBIT 3.2

                             CERTIFICATE OF AMENDMENT OF
                             SECOND AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                         OF
                                HARD ROCK HOTEL, INC.


     THIS IS TO CERTIFY that on the 28th day of August, 1999, pursuant to the unanimous written consent of the Board of Directors of Hard Rock Hotel, Inc. (the "Corporation"), the following resolution was adopted in accordance with Nevada Revised Statutes 78.385 and 78.390:

          RESOLVED, that Article FOURTH of the Corporation's Second Amended and Restated Articles of Incorporation be amended to so that it reads in its entirety as follows:

          "FOURTH: (a) AUTHORIZED SHARES. The total number of shares of stock which the Corporation shall have authority to issue is 240,000 shares, consisting of two classes designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having no par value. The total number of shares of Common Stock which the Corporation shall have authority to issue is 200,000 shares, consisting of two classes, described as follows: (i) 40,000 shares of Class A Voting Common Stock and (ii) 160,000 shares of Class B Non-Voting Common Stock.
      The total number of shares of Preferred Stock which the Corporation shall have authority to issue is 40,000 shares. The Preferred Stock may be issued in one or more classes or series, each such class or series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the Board of Directors pursuant to Section
     (c) of this Article FOURTH.

               (b)  COMMON STOCK.

                    (i) DIVIDEND RATE. Subject to the rights of holders of any Preferred Stock having preference as to dividends, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor.

                    (ii) VOTING RIGHTS. The holders of the issued and outstanding shares of Class A Voting Common Stock shall be entitled to one vote for each share of such Calss A Voting Common Stock held by them. The holders of the issued and outstanding shares of Class B Non-Voting

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     Common Stock shall have no voting rights other than those required by law.

                    (iii) LIQUIDATION RIGHTS. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock.

                    (iv)      NO CUMULATIVE VOTING, CONVERSION OR
     REDEMPTION RIGHTS. The holders of Common Stock shall not have any cumulative voting, conversion or redemption rights.

                    (v)       CONSIDERATION FOR SHARES.   The Common Stock
     authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

               (c)  PREFERRED STOCK.

                    (i) CONSIDERATION. The Board of Directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more classes or series not exceeding the aggregate number of shares of Preferred Stock authorized by the Corporation's Second Amended and Restated Articles of Incorporation, as amended from time to time (hereinafter, the "Articles"), and to determine with respect to each such class or series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any class or series (which may vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside the Articles), the rate of dividend to which holders of Preferred Stock of any class or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class or series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any class or series to convert or exchange such shares of Preferred Stock of such class or series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to

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     convert or exchange shall be applicable, and the time
     or times during which a particular price or rate shall be applicable).

                    (ii) CERTIFICATE. Before the Corporation shall issue any shares of Preferred Stock of any class or series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such class or series, and the number of shares of Preferred Stock of such class or series authorized by the Board of Directors to be issued shall be made and signed by, acknowledged and filed in the manner prescribed by the Nevada Revised Statutes. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such class or series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

     We further hereby certify that the written consent of more than a majority of the stockholders of the Corporation entitled to vote has been secured approving the amendment of the Articles as provided in the foregoing resolution.

     DATED as of the 31st day of August, 1999.

                              /s/ PETER A. MORTON
                              ----------------------------------------
                              President and Secretary


State of   CA.)
          ----
              ) ss.
County of L.A.)
          ----

     This instrument was acknowledged before me on August 31st, 1999, by Peter A. Morton as President of Hard Rock Hotel, Inc.

                               /s/ ILLEGIBLE
                              ----------------------------------------
                              (Signature of notarial officer)

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